PRESS RELEASE

VANDA PHARMACEUTICALS SUBMITS ILOPERIDONE
NEW DRUG APPLICATION

ROCKVILLE, Md., Sept. 27 /PRNewswire-FirstCall/ -- Vanda Pharmaceuticals Inc. (Nasdaq: VNDA) announced today that it has submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for iloperidone, an investigational atypical antipsychotic for the treatment of schizophrenia. The application includes data from 35 clinical trials and more than 3,000 patients treated with iloperidone.

Iloperidone has demonstrated efficacy in treating the symptoms of schizophrenia both in the acute and the chronic setting. Iloperidone's binding to a number of dopamine and serotonin receptors provides a favorable safety profile on adverse symptoms, such as weight gain, extrapyramidal symptoms, akathisia and prolactin elevation. The NDA submission also contains pharmacogenetic data aimed to further improve the benefit/risk profile of iloperidone in the treatment of patients with schizophrenia.

“The submission of the iloperidone NDA marks a significant milestone for Vanda. Iloperidone may become an important instrument in the treatment of patients with schizophrenia and may help to usher the field of psychiatry into an era of personalized medicine,” said Mihael H. Polymeropoulos, M.D., President and CEO, Vanda Pharmaceuticals Inc.

“For a serious brain disorder like schizophrenia, which affects about three million Americans in the prime of life, it is vital that new pharmacotherapeutic agents be developed in light of the fact that existing antipsychotic treatments work partially in some patients and not others, leaving many patients continuously disabled. The NIMH-funded CATIE effectiveness study revealed the efficacy or safety limitations of current agents. Iloperidone is a new antipsychotic that could offer an important new option for many patients suffering from schizophrenia,” said Dr. Henry Nasrallah, Professor of Psychiatry, Neurology, and Neuroscience, University of Cincinnati College of Medicine.

Vanda Pharmaceuticals Inc. • 9605 Medical Center Drive • Suite 300 • Rockville, MD 20850 USA • p 240.599.4500 • f 301.294.1900
www.vandapharma.com

First Step Towards Personalized Medicine

“The application of personalized medicine in schizophrenia is significant because response to drugs varies considerably and discontinuation of treatment is high among patients,” said Dr. Anil Malholtra, Director, Psychiatry Research, Zucker Hillside Hospital.
“Advancements in personalized medicine could change the treatment paradigm for schizophrenia, and possibly other mental illnesses,” said Michael Fitzpatrick, Executive Director, NAMI (National Alliance on Mental Illness).

Unmet Needs in Schizophrenia
Schizophrenia is a chronic, severe and disabling brain disorder that affects approximately one percent of Americans. Although there are many drugs approved to treat schizophrenia, including the commonly prescribed “atypical antipsychotics,” a high degree of dissatisfaction remains among physicians and patients. The recent CATIE (Clinical Antipsychotic Trials of Intervention Effectiveness) study, conducted by the National Institute of Mental Health (NIMH) and reported in The New England Journal of Medicine, evaluated several antipsychotic medications and revealed that 74% of patients taking antipsychotics discontinued treatment within 18 months, primarily because of insufficient efficacy and tolerability issues.

About Vanda Pharmaceuticals Inc.
Vanda Pharmaceuticals Inc. is a biopharmaceutical company with a particular focus on the development and commercialization of clinical-stage product candidates for central nervous system disorders. The company has three product candidates in clinical development. In addition to iloperidone, Vanda is developing VEC-162, a compound for the treatment of sleep and mood disorders which is currently in Phase III for sleep disorders. Vanda's third product candidate in clinical development, VSF-173, is currently in a Phase II trial for the treatment of excessive sleepiness. For more on Vanda Pharmaceuticals Inc., please visit http://www.vandapharma.com.

Vanda Pharmaceuticals Inc. • 9605 Medical Center Drive • Suite 300 • Rockville, MD 20850 USA • p 240.599.4500 • f 301.294.1900
www.vandapharma.com

Note Regarding Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Vanda's plans for its product candidates. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “should,” and “could,” and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Vanda is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Vanda's forward-looking statements include, among others, a failure of Vanda's product candidates to be demonstrably safe and effective, a failure to obtain regulatory approval for the company's products or to comply with ongoing regulatory requirements, a lack of acceptance of Vanda's product candidates in the marketplace, a failure of the company to become or remain profitable, Vanda's inability to obtain the capital necessary to fund its research and development activities, a loss of any of the company's key scientists or management personnel, and other factors that are described in the “Risk Factors” section (Part II, Item 1A) of Vanda's report on Form 10-Q for the quarter ended June 30, 2007 (File No. 000-51863). No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

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Vanda Pharmaceuticals Inc. • 9605 Medical Center Drive • Suite 300 • Rockville, MD 20850 USA • p 240.599.4500 • f 301.294.1900
www.vandapharma.com

Contact information

Steven A. Shallcross, Chief Financial Officer, +1-240-599-4500, steven.shallcross@vandapharma.com, or Chip Clark, Chief Business Officer, +1-240-599-4500, chip.clark@vandapharma.com, both of Vanda Pharmaceuticals Inc.

Vanda Pharmaceuticals Inc. • 9605 Medical Center Drive • Suite 300 • Rockville, MD 20850 USA • p 240.599.4500 • f 301.294.1900
www.vandapharma.com